Exhibit 10.4

EMPLOYMENT AGREEMENT

PARTIES:    Patrick Xavier Hill ("you"); and
Jacobs Group (Australia) Pty Ltd

EFFECTIVE DATE:    1 August 2021

1.Commencement date and Employer
The terms and conditions of employment set out in this Employment Agreement are effective from your commencement date of 1 August 2021 (“Commencement Date”) in your new role as EVP and President, People & Places Solutions. Your continuous service date is 20 July 1998.

Your employer will be Jacobs Group (Australia) Pty Ltd, a Jacobs Engineering Group Inc. company (collectively, the “Company” or "Jacobs").

If any of the terms or provisions of this agreement give rise to a conflict with other Jacobs agreements previously signed or agreed by you or to Company policies or procedures, this agreement will take precedence.

2.Residency or Work Status
You are required to be permanent resident of Australia or to possess an appropriate work visa (permitting employment as per the offer) which has been approved by Australian authorities. Your employment at all times is subject to you satisfying and continuing to satisfy these conditions.

3.Engagement and Position
You are employed by the Company on a Full Time, Permanent basis in the position of EVP and President, People & Places Solutions based in Melbourne Australia, or such other location(s) as you have agreed upon with executive management and/or as reasonably directed in accordance with this Employment Agreement.

In this position, the Company will advise you of who you will be reporting to from time to time at the Company's discretion, taking into account the needs of the business.

4.Confidentiality and Business Conduct
As a further condition of employment, you are required and agree to continue to abide by any and all agreements you have signed pertaining to maintaining the confidentiality of Jacobs’ confidential, proprietary or trade secret information, as well as to annually signing, acknowledging and abiding by Jacobs’ Code of Conduct.

5.Acceptable Use of Jacobs’ Information System Requirements
Jacobs’ information systems, including but not limited to computer equipment, software, operating systems, storage media, and network accounts providing electronic mail or other communications, are the property of Jacobs and are intended to promote Jacobs’ business and support the needs of its clients. Use of Jacobs’ resources, such as information systems, must be appropriate. Unauthorized use of Jacobs’ information systems is prohibited.

6.AU Policies and Procedures
Information, rules, policies and procedures formulated by the Company from time to time are to facilitate the smooth administration of employment matters and to maintain a fair and consistent approach to our people.

You agree to be familiar with and adhere to and comply with all Company rules, policies and procedures, including any applicable code of conduct, as amended, replaced, varied or introduced from time to time at the Company's absolute discretion. The Company's code of conduct, rules, policies and procedures (as varied from time to time) are not incorporated into this Employment Agreement and do not form part of your terms and conditions of employment. Such rules, policies and procedures constitute lawful and reasonable directions to you by the Company.

From time to time you will be directed to re-affirm your commitment to the Jacobs Code of Conduct and other associated policies.

Such rules, policies and procedures as varied from time to time will be accessible on Jacobs Connect. As an executive with the company, you are expected to reasonably familiarize yourself with the Company’s policies and procedures during and throughout your employment with the Company. Where important policies, procedures and standards change, the Company will make you aware of the changes.

In addition to complying with Jacobs’ published safety and health policies, you are required to take all reasonably practicable steps to ensure your own fitness for work and safety and the safety of others in the workplace.

Failure to comply with Company policies, procedures or expectations may result in disciplinary action.

To the extent that the contents of Company policies or procedures refer to obligations on the Company, you agree that they are general guides only and are not contractual terms, conditions, or representations on which you rely.

If the Company’s rules, policies and procedures are inconsistent with the terms of this Employment Agreement, the terms of this Employment Agreement will prevail (except where the policy is consistent with applicable legislation that may not be varied or contracted out of).

7.Duties
You will be required to perform the duties assigned to your position, and as reasonably required or directed by the Company from time to time. Your position duties and reporting requirements may be varied at the absolute and sole discretion of the Company. Any significant change to your duties shall include discussions between you and the Company. For the avoidance of doubt nothing in this clause shall infringe on your employment rights in relation to termination of employment.

In addition to the performance of your duties and responsibilities, you agree to:
promote the Company’s interests.
act in good faith towards the Company.
display due care and uphold professional standards in the performance of your work.
not commit the Company to any obligation unless you are duly authorised to do so.
follow the lawful and reasonable directions of the Company and your manager, including as reflected in the Jacobs Code of Conduct and other policies and procedures as amended from time to time (which, for the avoidance of doubt are not incorporated into this Employment Agreement but instead constitute lawful and reasonable directions to you).
follow directions given by the Company in relation to occupational health and safety and to promote a safe and secure working environment.
act diligently and to the best of your ability and knowledge.
act in the Company's best interests.
comply with all laws applicable to the position and the duties assigned to you.
create and maintain records of your work-related activities as required by the Company; and
devote the whole of your time and attention during normal working hours to the business of the Company.

The parties agree that the nature of your role and levels of responsibility may be varied throughout your service. It is agreed that irrespective of any such variations, the terms and conditions set out in this Employment Agreement continue unless amended in writing.

8.Hours of Work (Full Time)
As a fulltime employee, you are required to work 40 hours per week. You are required to work any other irregular reasonable additional hours as directed by the Company, in order for you to perform all of your duties and functions and discharge all allocated responsibilities with the required attention and skill.

You and the Company agree that the hours you may be required to work under this Employment Agreement (including any irregular additional hours) are reasonable having regard to all relevant factors including but not limited to:

i.the nature of the position you hold, and the duties and responsibilities associated with that position;
ii.the nature of the Company's business and the operational requirements of the business;
iii.the remuneration paid to you which you acknowledge has been calculated taking into account the hours required to be worked by you;
iv.you agreeing, under the terms of this Employment Agreement, that any additional hours worked are reasonable and necessary to properly perform your obligations under this Employment Agreement and meet the requirements of the Company.

You shall be available to carry out your duties during normal business hours and at other times as necessary and reasonable in order to satisfy the requirements of your position.

The requirement to work 40 hours per week and any other irregular reasonable additional hours has been taken into account in calculating your Remuneration Package and you are not entitled to receive any additional remuneration for any reasonable additional hours you may be required to work.

9.Flexible Working
Jacobs encourages flexible working and will facilitate requests for flexible work arrangements in line with the Jacobs Flexibility Toolkit (which may be varied from time to time) and legislative requirements. Jacobs aims to support the work life balance of its employees and encourages its employees to discuss flexible work arrangements with their managers.

To satisfy legal responsibilities, Jacobs must confirm standard operating hours. To that end, Jacobs operates a standard five-day week Monday to Friday to be worked within the Company’s usual business hours between 8:00am and 5:00pm with a one-hour lunch break each day at a time agreed with your manager.
Flexibility to vary the standard start and finish times and the average hours worked per day may be exercised based on employee and business needs and subject to pre-approval from the manager.

You may be required to work reasonable additional hours in excess of your normal/ordinary working hours as are reasonable to fulfil your duties and responsibilities to meet the operational requirements of the Company.

As set out in clause Remuneration Package, your Remuneration Package has been set to take into account the Company standard working week and calculated to compensate you for all the hours you work, including those worked over and above your normal/ ordinary hours of duty; and additional hours deemed necessary.

You will be required to complete and submit an accurate timesheet in line with company protocols detailing, among other things, the hours that have been worked.

If you are assigned to a Project with separate additional Terms & Conditions (including payment for additional specified hours), supplementary Project Assignment provisions may be forwarded to you for review and agreement for the period you are assigned to that project.

10.Remuneration Package
Your Remuneration Package is made up of:

1.Annual Base Salary; and
2.Statutory employer superannuation contributions in accordance with the Superannuation Guarantee Contribution (SGC) legislation.

Your Annual Base Salary will be $900,000.00 gross per annum.

In addition to your annual base salary you are eligible to participate in LPP (Leadership Performance Plan) and LTI (Long Term Incentive) the details of which will be provided separately.

Your Annual Base Salary will be reviewed annually by the Company but there is no automatic entitlement to a Salary increase unless required by law.

3.Payment of wages
Your Annual Base Salary (less applicable income taxation) will be paid by direct deposit into your nominated bank account(s) in Australia on a monthly basis on around the 15th of the calendar month for the full calendar month (i.e., two weeks in advance and two weeks in arrears). For example: the period 1 May – 31 May is paid on or around the 15th May.

4.Superannuation Contributions
The Company will make contributions for and on your behalf at the minimum level to avoid the imposition of a superannuation guarantee charge under (and in accordance with) current Federal Superannuation legislation, up to the Maximum Superannuation Contributions Base which is indexed each year. The prescribed level of contribution is set by the Government.

5.Choice of Fund
Choice of Fund legislation enables most employees to choose the fund into which their future superannuation contributions are paid.

Unless you nominate an alternative fund (by completing the Superannuation Choice of Fund form), your contributions will be paid to the Company appointed Superannuation Fund.

6.Salary Continuance Insurance
If you work a minimum of 15 hours a week, you may, at the Company's sole and absolute discretion, be eligible to receive Salary Continuance Insurance under the Jacobs Group Salary Continuance Plan as in place or amended from time to time. For the avoidance of doubt, nothing in this clause gives you a contractual entitlement to receive any Salary Continuance Insurance and/or is intended to in any way restrict or limit the Company's ability to, from time to time, amend, vary, delete, cancel, replace, or deal in any other manner with its Jacobs Group Salary Continuance Plan from time to time.

7.Leave entitlements
Your entitlements to leave are in accordance with the National Employment Standards in the Fair Work Act 2009 (Cth) (NES), the Award and the relevant legislation applying to long service leave. In the event of any inconsistency between the terms of this Employment Agreement and the NES/Award or relevant long service leave legislation, the NES/Award or relevant long service leave legislation will prevail. For the avoidance of doubt, the NES, the Award and relevant long service leave legislation are not incorporated into this Employment Agreement.

All of your leave entitlements have carried forward from previous revisions of your employment agreement – originating from your continuous service date stated in Clause 1.

8.Public Holidays
Employees are entitled to paid public holidays in accordance with relevant State or Territory legislation. Part time employees are entitled to public holidays in accordance relevant State or Territory legislation without any loss in pay for the days they are normally scheduled to work.

The Company may from time to time request that you work on a public holiday. In the event that you are required to work on a public holiday, any applicable overtime, penalties or loadings you may be entitled to have been included in your Annual Base Salary.

9.Annual Leave
Full time employees are entitled to 4 weeks paid annual leave for each year of continuous employment (or 5 weeks of paid annual leave if a modern award applies to them and defines them as a shiftworker for the purposes of the National Employment Standards). Annual leave accrues progressively and will be taken at mutually agreed times. Part time employees are entitled to annual leave on a pro-rata basis. Any applicable annual leave loading is included in your Annual Base Salary.

Cashing out of annual leave is permitted for applicable employees only in accordance with legislation and applicable industrial instruments. This must be agreed in writing and a minimum balance of 4 weeks accrued annual leave days after the cash out must be maintained, or pro rata amount if part time.

Where you have an excessive leave accrual (more than 8 weeks' paid annual leave, or 10 weeks' paid annual leave if you are a defined shift worker), the Company may direct you to take annual leave.

Jacobs offices close between Christmas and approximately the second Monday in January. Unless you and your manager agree you are required to work during the closedown, you are required to take annual leave during the closedown period, even where this requires you to take unpaid leave for some or all of the closedown period. Jacobs shall provide at least one months' notice of the closedown.

If you have insufficient leave accrued to cover the period of the closedown, you may apply for annual leave in advance, up to a total balance of 7 days. It is Jacobs’ strong preference that annual leave be taken in the year it is accrued.

10.Purchase Leave
Jacobs offers employees the opportunity to purchase additional leave subject to manager approval and in accordance with the Australian Purchased Leave Policy as amended by the Company from time to time.

11.Personal Leave
Full-time employees are entitled to 10 days paid personal leave per year which will accrue progressively during each year of service and be credited to you throughout the year. Part-time employees are entitled to paid personal leave on a pro rata basis which will accrue and be credited throughout the year.

You must provide a medical certificate from a registered health practitioner or, if it is not reasonably practicable to provide a medical certificate, a statutory declaration for any personal leave absence in excess of two (2) consecutive days or for any personal leave immediately preceding or following a public holiday.

Personal leave accumulates from year to year but is not paid out on termination of employment.

This leave may be used as sick leave, or to care for immediate family or household members who require care or support due to illness, injury or unexpected emergency.

Unless you are unable to do so due to circumstances beyond your control, you must notify your manager as soon as reasonably practicable of your inability to attend for duty and state the reason that you require personal leave (e.g., personal illness; to provide care and support to an injured immediate family member, etc.), without disclosing personal health or medical information.

12.Leave Without Pay
Other than in accordance with legislation, leave without pay may be granted by special arrangement at the sole discretion of Jacobs.

13.Compassionate Leave
You will be entitled to three (3) days paid compassionate leave for each occasion where a member of your immediate family or household dies.

14.Long Service Leave
You are entitled to Long Service Leave in accordance with relevant State or Territory long service leave legislation.

15.Standards of Ethical Behaviour
You are required to perform all functions of your position, including but not limited to any business transactions fairly and with integrity. You must not, directly or through a third party offer or promise any personal or improper advantage (whether financial or otherwise) in order to secure a more advantageous business outcome. This applies to both government and private sector partners and third parties. You are also prohibited from accepting information, financial or other reward in return for an advantage that is improper.

16.BeyondZero® - Environment Health & Safety
You must fulfill your duties safely, ensuring you take care of your health and safety and ensuring that by your acts or omissions you do not adversely affect the health and safety of your colleagues.

You must participate in Jacobs BeyondZero® learning and development programs. The Company recognises its moral and legal responsibility for occupational health and safety, and is committed to providing, insofar as is practicable, a safe and healthy work environment.

The Company's philosophy is to aim to provide its services in an environmentally responsible manner, compatible with the needs of the environment in which we live and work. You must act in a manner consistent with our philosophy in all the activities which you undertake on behalf of the Company.

17.Fitness for Work
The company will provide a full annual executive health check details of which will be provided separately. You are required to be fit for work and are prohibited from working or attending work under the influence of alcohol or other drugs, including but not limited to whilst representing the Company or its business or on company premises. Such action may result in disciplinary action, and potentially the termination of your employment.

It is important to be aware that the Company and many of our clients have strict policies relating to alcohol and other drugs, including mandatory drug and alcohol testing. You agree to comply with these policies when engaged on assignments for these clients and you agree to submit to any such testing. Similarly, depending on your work assignment and your client engagements, you may be required to undertake medical examinations to review your health and assess your level of fitness. This is particularly applicable for remote site assignments.

If you incur any work related injury or illness, you agree to sign an authority, if requested by the Company, authorising the Company to seek from and/or provide to any treating health professional or relevant insurer (including workers’ compensation and any disability insurer) information about your medical condition or any past medical condition relating to your work.

If at any time the Company has any doubts about your capacity to perform the duties of the position due to illness or injury, or the Company considers it appropriate to ensure compliance with its workplace health and safety obligations, the Company may request that you undergo, at the Company's expense, an examination by a medical practitioner nominated by the Company. In these circumstances, you agree that a written authority enabling the Company to discuss your fitness for duty with the examining medical practitioner will not be unreasonably withheld.

The Company acknowledges that all information obtained relating to your health under the above provision will be kept confidential and will only be used for the purpose of assessing your ability to perform the duties of the position and/or the Company's workplace health and safety obligations.

If you refuse to attend a medical examination or assessment under this Agreement, Jacobs reserves the right to make a decision regarding your fitness to perform your duties under this Agreement on the information it has available.

18.Computer Equipment and Software/Company Property
All Company property, including computer equipment, software, methodologies, documentation, materials, working papers, any other items developed during the course of employment, security cards and keys which belong to the Company, including any copies which have been reproduced, must be returned upon termination of employment or whenever requested.

You will be provided with access to a computer for your business use in the office. If you are allocated a portable computer for use at work, you are required to take additional responsibility for the physical security of the equipment as well as the software and information stored within it.

19.Confidentiality
These confidentiality provisions are in supplement to, and do not override, any confidentiality obligations you already have or in the future may agree to in association with your employment. You must keep confidential and not use or disclose to any person any of the Company or its affiliates’ or subsidiaries’, or the Company’s clients’ Confidential Information (see definition below), except with the Company’s prior authorisation, or in the proper performance of your duties for the Company, or as obliged by legislation.

When you disclose any Confidential Information as permitted by these provisions, you will ensure that whoever it is disclosed to is made aware of its confidential nature. You will take all reasonable steps to ensure that those persons do not disclose that Confidential Information, and agree to not use it for any purpose, other than the purpose for which it was disclosed to them.

The Company takes confidentiality seriously. You must not compromise the Company by bringing confidential materials with you to the Company that belong or relate to other organisations such as former employers or competitors. Any confidential information of, or relating to, another organisation must not be adapted or used by you or any staff while employed at the Company.

Many of the Company’s clients have strict protocols relating to preserving Confidential Information, which, if breached, may result in the Company being held liable for breach of confidentiality. In addition to contractual liability, the Company and its personnel may be criminally prosecuted if confidentiality protocols in respect of government client’s information is breached. There may be a requirement by some of the Company’s government or other clients for you to confirm your agreement to maintain confidentiality of their Confidential Information by signing an additional project specific declaration or other similar document. It is a requirement of the Company that you confirm your agreement to a client’s requirements with respect to Confidential Information, as and when you are requested to do so. Should you fail to confirm that agreement, you may be unable to work for those clients and, therefore, potentially the Company.

"Confidential information," for the purposes of this Employment Agreement, means information that you have become aware of or acquired while employed by the Company which relates to the business, organisation, clients, technical matters or affairs of the Company, its affiliates and subsidiaries or its clients and includes but is not limited to:
information which is specifically designated as confidential by us or our clients;
information which by its nature may be reasonably understood to be confidential;
our trade secrets and Intellectual Property;
information regarding our financial or business affairs;
information about the identity, contact details or requirements of our clients, prospective clients, suppliers or prospective suppliers;
any agreements, arrangements or terms of trade with a client, prospective client, supplier or prospective supplier;
our contractual, technical and production information;
our marketing and strategic plans, and marketing and sales techniques;
notes and developments regarding Confidential Information;
our employee information;
our business systems, and operating procedures or manuals;
techniques and processes;
formulas and computer software;
human resources information including remuneration details; and
research or development information,

except for information that is publicly available, other than due to a breach of this Employment Agreement.

This provision continues to apply after your Employment Agreement with the Company comes to an end.

All Confidential Information belonging to the Company, its affiliates or subsidiaries or clients, whether in hard copy or electronic format must be returned or destroyed by you on the earlier of (i) any date specified by the Company or (ii) the date on which this Employment Agreement comes to an end.

You acknowledge that the Company may be irreparably harmed by any breach by you of this confidentiality clause and that damages alone may not be an adequate remedy for such breach and, accordingly, without prejudice to any other rights or remedies that the Company might have, the Company shall be entitled, without proof of special damage, to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of the provisions of this confidentiality clause.

20.Intellectual Property and Moral Rights
These intellectual property and moral rights provisions are in supplement to, and do not override, any other intellectual property and moral rights obligations you already have or in the future may agree to in association with your employment. By signing this Employment Agreement you agree that all Intellectual Property (defined below) of any nature that you develop or conceive in the course of your employment with the Company is the property of the Company and that those rights will automatically vest in the Company on the date on which the Intellectual Property comes into existence.

The nature of our business means that in some instances our clients may wish to adapt work the Company has created for them or the Company may need to provide a client with material without acknowledging each individual who worked on it. In other instances, pursuant to contractual obligations, our clients own Intellectual Property rights in work product prepared or developed by the Company, without acknowledging each individual who worked on it. By signing this Agreement, you irrevocably consent to the Company supplying to clients material that you have contributed to without acknowledgment. Further, you irrevocably accept that the material you produce or contribute to in connection with your employment may be used, reproduced, adapted and exploited by the Company and our clients in a manner that would otherwise infringe the Moral Rights that you have under Copyright law. The expression “Moral Rights” is defined below.

You will do anything reasonably necessary, including signing any documents such as an assignment, for the purpose of effecting, perfecting and protecting the Company’s title or that of the Company’s nominee to the Company’s Intellectual Property, in the country in which you are employed or such other countries as the Company reasonably requires.

You may not make use of or reproduce any Intellectual Property owned by the Company without the Company’s prior written approval, other than in the ordinary course, and for the purposes, of your employment with the Company.

For the purposes of this Agreement:

“Intellectual Property” includes all rights in relation to:
copyright;
design, patent, trademark, semiconductor, circuit layout or plant breeder rights (whether registered, unregistered or applied for);
trade, business, company or domain name;
know-how, inventions, processes (whether in writing or recorded in any form); and
any other proprietary, license or personal rights arising from intellectual activity in the business, industrial, scientific or artistic fields;

“Moral Rights” means:
a right of attribution or authorship;
a right not to have authorship falsely attributed;
a right of integrity of authorship; or
any other similar rights arising under any applicable Copyright legislation or any other law.

These intellectual property and moral rights provision continues to apply after your Employment Agreement with the Company comes to an end.

You must disclose to the Company a complete list of any Intellectual Property which you have conceived or developed prior to employment with the Company.

21.Conflicts of interest, outside employment positions and anti-corruption obligations
You must not undertake any outside employment or directorships, or any commitments that may be in conflict with your employment with the Company. Before accepting any position outside the company (regardless of whether it is a paying position or otherwise) you must first discuss your plans with your manager and obtain written permission from the Company via the Legal Ethics & Compliance function or its designated legal in- house legal counsel.

This written permission if granted may, at the discretion of your manager or the Company, be withdrawn at any time without prior notice. Any granted permission is subject to the following requirements:

1.documentary evidence of the nature and scope of all outside employment or directorships. This documentary evidence may be required on an on-going basis by the Company;

2.receipt of a written undertaking that no engagement commitment outside of your employment with the Company conflicts in any way with, or will interfere with your ability to complete, your employment obligations to the Company and our clients.

As a senior level executive with Jacobs, you are not permitted to serve on more than one paid outside board absent written approval from the Chief Executive Officer.

During the course of your employment you must:

1.perform the requirements of your position and conduct any business on behalf of the Company in compliance with all Anti-Corruption Legislation;
2.comply with the Jacobs Global Anti-Corruption Policy as varied from time to time;
3.maintain detailed, accurate and up to date records and accounts showing all payments made by you, or to you, in connection with your performance of the requirements of your position under this Employment Agreement, and in the course of conducting any business on behalf of the Company:
4.promptly report to your manager any breach or potential breach of the Anti-Corruption Legislation or the Jacobs Global Anti-Corruption Policy by you or by another employee, agent, consultant or contractor, of which you become aware (Potential Breach);
5.cooperate fully with the Company in respect of any Potential Breach and provide all information, documents, communications (electronic or otherwise), records, systems, names and details of persons concerned or involved as requested or directed by the Company for the purpose of investigating the Potential Breach pursuant to the Anti-Corruption Legislation or the Jacobs Global Anti-Corruption Policy;
6.co-operate with the Company in connection with our continuing compliance with Anti-Corruption Legislation and the Jacobs Global Anti-Corruption Policy;
7.undergo all applicable training in relation to the Anti-Corruption Legislation and the Jacobs Global Anti- Corruption Policy, as directed by the Company from time to time.

In this clause:

1.Anti-Corruption Legislation means all applicable laws, regulations, rule, codes or other legally binding measure of any jurisdiction relating to anti-bribery and anti-corruption including, but not limited to, the Bribery Act 2010 (UK), Foreign Corrupt Practices Act of 1977 (USA) and the relevant provisions of the Australian Criminal Code Act 1995 (Cth) (in each case as amended from time to time).
2.Jacobs Global Anti-Corruption Policy means the Jacobs Code of Conduct, anti-bribery and anti- corruption guidelines and associated policies (in each case as amended or varied from time to time).

3.Contacts from the Media
Jacobs Corporate Communications Department is the focal point for dealings with any member of the press or media. Any approach from or to the media by you must first be referred to this Jacobs Corporate Communications Department.

4.Privacy and Surveillance
If you deal with Personal Information (as defined in the Privacy Act 1988 (Cth) (Privacy Act), you must comply with the requirements of:
•the Privacy Act;
•any applicable State legislation regarding privacy; and
•any applicable policies of the Company.

You acknowledge that as a result of and during the course of your employment, the Company will obtain Personal Information (including health, medical, biodata and other sensitive information) about you. You consent to the Company obtaining this Personal Information and disclosing the Personal Information to the other Company offices in Australia and overseas, the Australian Tax Office, superannuation funds trustees and administrators, insurers, medical or occupational practitioners, financial and legal advisers, potential purchasers in a sale of business, law enforcement bodies and other organisations (including travel agencies the Company appoints for its domestic or international travel arrangements), clients and project participants in Australia and overseas.

The Company may use video surveillance equipment in strategically located internal and external areas of the workplace to monitor movements. Cameras may operate continuously, and surveillance may be ongoing.

The Company notifies you that it carries out ongoing surveillance of the use of computer systems and other electronic communications systems by employees including emails, internet and files. The Company may at any time access, monitor and record any communication or information developed, used, received, stored or transmitted by you using Company and/or your resources.

5.Security Clearance
You may be required to obtain a security clearance to work on a particular assignment. You agree to provide the information necessary to secure the clearance. You acknowledge and understand that if such cases if you are unable to secure the required clearance for any given assignment it could impact the Company’s ability to place and/or keep you on such assignment and/or continue your employment with the Company. Should your ongoing employment be impacted, any severance/redundancy arrangements will be consistent with applicable laws, policies and Executive Severance Plan agreements between yourself and the Company.

6.Non-Solicitation
The following non-solicitation provisions will only apply in instances, if any, where you do not have a longer and/or more restrictive non-solicitation obligation (e.g., pursuant to the Executive Severance Plan, Long Term Incentive Grant Agreement(s), etc.). In such instance, you agree that during the 3 months immediately following the cessation of your employment you will not (either personally or through any other entity, and either on your own account or for any other party), other than with the prior written consent of Jacobs:

solicit or endeavour to solicit from Jacobs the business or services of any person who was a client or supplier of Jacobs (including any person in the process of being engaged as such a client or supplier) in respect of whom you carried out work or had a business relationship during the 12 months immediately prior to the cessation of your employment; or
solicit for employment any employee, contractor or agent of Jacobs with whom you worked or had a business relationship during the 12 months immediately prior to the cessation of your employment or induce or seek to induce any such person to leave Jacobs.

You agree that each of these restraints are fair and reasonable and goes no further than is reasonably necessary to protect the Confidential Information, the Company's staff, and the Company’s client connections, goodwill and business.

You acknowledge and agree that you have received substantial and valuable consideration for each separate covenant and restraint in this clause, including the Remuneration Package.

This clause continues to apply after this Employment Agreement comes to an end for any reason, including on the basis of repudiation.

7.Severability
If a provision of this Employment Agreement becomes void, voidable, unenforceable or illegal, then:
a.if the provision would not be void, voidable, unenforceable or illegal if only a word or words were omitted or severed, or a particular provision were severed, then that word or those words or that provision will be severed;
b.in any other case, the whole provision is severed;
and the remainder of the Employment Agreement continues to have full force and effect.

8.Suspension
If the Company considers it in the best interests of the Company to do so, the Company may suspend you from the Employment without loss of pay at any time and for any reasonable period, where the Company has serious concerns regarding your conduct, capacity or performance, which concerns, if proven, may warrant termination of your employment.

9.Notice - Terminating Employment
The following notice of terminating employment provision will apply only during periods in which you are not a participant under the Executive Severance Plan (e.g., if your position with the company should change such that you are no longer eligible to participate in the Executive Severance Plan). In such instances, termination of employment may be effected by:
a.the Company giving you six month's written notice, or payment in lieu of notice; or
b.you giving the Company six months' written notice.

The Company may require you to continue working for part or all of the notice period. Alternatively, the Company may, at its discretion, make a payment in lieu of all or any part of the notice period.

Following provision of notice to terminate your employment by either party, or if you purport to terminate your employment in breach of this Employment Agreement, the Company may, in its absolute discretion, by written notice require you not to perform any services (or to perform only specified services) for the Company, or any related entity, until the termination of your employment takes effect. During any such period the Company shall be under no obligation to provide any work to or vest any powers in you and you shall have no right to perform any services for the Company, or any related entity, and you shall:
Continue to receive your Remuneration Package and all contractual benefits in the usual way;
Remain an employee of the Company and be bound by the terms of this Employment Agreement;
Not attend your place of work or any other premises of the Company, or any related entity or access the information technology systems of the Company and any related entity, unless requested by the Company;
Not, without the Company’s prior consent, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company, or any related entity; and
Except during any periods of leave approved in the usual way, ensure that you are available during normal working hours and able to attend the office at any time requested by the Company.

10.Termination without notice
The following termination without notice provision will apply only during periods in which you are not a participant under the Executive Severance Plan (e.g., if your position with the company should change such that you are no longer eligible to participate in the Executive Severance Plan). In such instances, the Company may terminate your employment without notice if you:
engage in a conflict of interest or a material breach of your obligations under this Employment Agreement;

are guilty of serious or persistent misconduct or willful neglect in the discharge of your duties;
act in a manner that is likely to seriously injure the reputation or interests of the Company;
fail to comply with a material provision of the policies or procedures of the Company as determined from time to time;
accept any form of commission, payment or gift from a third party in breach of your obligations under this Agreement or for services rendered for which you did not have the prior written consent of the Company;
become of unsound mind or a person whose person or estate is liable to be dealt with under the laws relating to mental health;
are charged with or convicted of any criminal offence (other than a traffic offence) which, in the opinion of the Company, may embarrass or bring you or the Company into disrepute;
commit a material breach of this Employment Agreement.

If you are terminated under this clause, you are not entitled to receive any payment in lieu of notice.

11.Redundancy
During any periods in which you are a participant in the Executive Severance Plan, a situation of redundancy will have handled in accordance with the Executive Severance Plan. During periods in which you are not a participant under the Executive Severance Plan (e.g., if you position with the company should change such that you are no longer eligible to participate in the Executive Severance Plan), a situation of redundancy will be handled in accordance with the Company’s obligations under applicable laws in Australia and any applicable Company policy(ies) or procedure(s) pertaining to redundancy actions.

12.Money owed to the Company
If, on termination, you owe any amount to the Company, you explicitly agree and authorize the Company, to the extent permitted by the Fair Work Act 2009 (Cth) and a relevant Award, as follows:

•to off-set the amount owed against any payments the Company is legally obliged to make to you;
•in the event you have been granted a leave advance and at termination you have a negative leave accrual, or if you have any leave owing to the Company, to deduct the value of the negative leave accrual from your final pay; and/or
•in the event you have been granted a cash advance during your employment, if monies are still owing to the Company upon termination, to deduct the amount owed from your final pay.

You agree and acknowledge that the Company is not obligated to off-set or recoup any amounts owed by you from any final pay or payments otherwise to be made to you, and its decision not to do so does not relieve you of your obligations to pay amounts owed the Company.

13.Payment in Lieu of Notice
The Company, at its sole discretion, may pay you in lieu of any period of notice calculated based on the payment you would have received had you worked your notice period (i.e., on your salary).

14.Review of and variations to the Employment Agreement
The terms of this Employment Agreement may be reviewed by the Company at any time and varied by mutual agreement at any time (in circumstances where mutual agreement is required).

Any changes or amendments to this Employment Agreement that are agreed to by the parties (such mutual agreement not being required for any changes that are already contemplated by this Employment Agreement as being able to be made by the Company without your agreement) shall not take effect unless it is recorded in writing and signed (in writing or electronically) by both parties. All such changes will form part of this Employment Agreement and will supersede any prior provisions affected by such changed terms.

15.Employee Warrantees
You warrant and undertake to the Company that:
I.You possess the experience, credentials and academic qualifications contained in your curriculum vitae and applicable to the role you are filling as EVP and President, People & Places Solutions.
II.You can legally reside and work in Australia.
III.All representations, whether oral or in writing, made by you as to qualifications, skills, knowledge, experience and history in relation to the position and duties you are taking on are true and complete.
IV.You have not failed to disclose any matter which, if known to Jacobs, may have materially influenced Jacobs’ decision to appoint you to the role of EVP and President, People & Places Solutions.
V.If any representations as to qualifications, skills, knowledge, experience or history are found to be untrue or incomplete, or if it becomes known that you did not disclose any matter that may have materially influenced Jacobs’ decision to appoint you to the role of EVP and President, People & Places Solutions, then Jacobs may cancel this Employment Agreement.

These warrantees and undertakings are continuing warrantees.

You must immediately notify the Company in writing if any of the warranties and undertakings are, become, or are likely to become, inaccurate.

16.Entire Agreement
Unless otherwise expressly stated in this Employment Agreement, the parties agree that this Employment Agreement represents the whole of the agreement reached between them and supersedes all previous employment agreements, arrangements and understandings . For the avoidance of any doubt, you acknowledge that you remain bound by continuing obligations signed agreements, such as confidentiality, code of conduct, and

17.Governing Law
This Employment Agreement is governed by the law in force in the State or Territory in which you perform the majority of your work under this Employment Agreement, and as to any provisions in this Employment Agreement the Parties submit to the exclusive jurisdiction of the courts of the State or Territory in which you perform the majority of your work under this Employment Agreement or any competent Federal court exercising jurisdiction in that State or Territory. Any such dispute shall be determined in accordance with the law and practice applicable in the court.

18.Acknowledgement
You acknowledge that you have entered into this Employment Agreement without duress, and after having had the opportunity to take independent advice on its terms and effect.

19.Continuing obligations
Any provision of this Employment Agreement remaining to be performed or observed by you or the Company, or having effect after the termination of this Employment Agreement for whatever reason remains in full force and effect and is binding on you and the Company.

20.Counterparts and Execution
This Employment Agreement may be executed in counterparts.

The parties agree that this Employment Agreement may be validly executed in any manner allowed/permitted by law, including electronically. Examples of how this Employment Agreement may be validly executed include (but are not limited to):
a.personally signing the Employment Agreement;
b.applying the parties electronic signature (or in the case of the Company, an electronic signature of a person with authority to enter into this Employment Agreement on the Company's behalf);
c.by return email from the employee's personal email address (as notified to the Company) confirming acceptance of the terms of the Employment Agreement and attaching a copy of the agreed terms of the Employment Agreement; or

d.by indicating acceptance of the terms of this Employment Agreement via the Company's online recruitment system; or
e.by attending for work after having been provided the Employment Agreement and being given a reasonable period to review and execute the Employment Agreement by other means.

/s/ Patrick Hill
PATRICK HILL 22/3/2022

Executed as an Agreement.

{Ltr Signatory Name}
{Ltr Signatory Title} For and on behalf of
Jacobs Group (Australia) Pty Ltd

“I, Patrick X. Hill, confirm that I accept the offer of EVP and President, People & Places Solutions, and I agree to the Terms and Conditions contained in this Employment Agreement with an effective date of 1 August 2021”